PRICING SUPPLEMENT NO. 95-27 Dated October 31, 1995     Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995         File No. 33-57541


                          BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                            (Book Entry Notes)


Lehman Brothers Inc. purchased $50,000,000 principal amount of these Medium-Term Notes, Series H, maturing on November 7, 1997, at a principal price of $49,990,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  November 7, 1997     Interest Payment Period:
                                       Quarterly
Interest Rate Basis:
  Federal Funds Rate                   Interest Reset Period:
                                       Daily
Specify Other Base Rate:  N/A
                                     Interest Reset Dates:
Index Maturity:  N/A                   Each Business Day (as further
                                       described in the Prospectus
Spread: plus 0.15%                     Supplement) except that the rate
                                       applied to the two Business Days
Spread Multiplier:  N/A                prior to the Maturity Date or any
                                       Interest Payment Date will be the
Maximum Interest Rate: N/A             rate applied to the second Business
                                       Day preceding such Maturity Date or
Minimum Interest Rate: N/A             Interest Payment Date.

Interest Payment Dates:              Settlement Date (Issue Date):
  Each February 7, May 7,              November 7, 1995
  August 7, and November 7
  commencing on February 7, 1996,    Calculation Agent:
  through and including the            Chase Manhattan Bank, N.A.
  Maturity Date.
                                     Optional Repayment Date(s):
Initial Interest Rate:                 N/A
  Determined as if the Settlement
  Date was an Interest Reset Date.   Additional Terms:
                                       For the purposes of the Notes
Interest Determination Date:           contemplated hereunder interest
  The Business Day next preceding      payments will include interest
  the Interest Reset Date.             accrued to, but excluding, the
                                       Interest Payment Date.